Exhibit (h)(ii)(F)

AMENDMENT TO THE ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment is an amendment to the Administration and Accounting Services Agreement between The Bank of New York Mellon (“BNY Mellon”) and FundVantage Trust (“Customer”) dated as of July 19, 2007 (the “Agreement”).

The date of this Amendment is as of July 21, 2022.

Intending to be legally bound, BNY Mellon and Customer hereby agree as follows:

Schedule I of the Agreement (Schedule of Services) is amended to add the following as a new service under the Fund Administration Services heading set forth in such Schedule I:

●	Rule 18f-4 Services

○	BNY Mellon shall provide certain services relating to Rule 18f-4 under the 1940 Act (“Rule 18f-4 Services”), which services specifically are the following:

■	For a Fund that is a Limited Derivatives User, performance of a daily (one BNY Mellon business day lag) derivatives exposure test pursuant to such testing rules as specified by the Fund (subject to confirmation by BNY Mellon as to its capacity to perform such test).

■	For a Fund that is not a Limited Derivatives User, performance of a daily (one BNY Mellon business day lag) value-at-risk test pursuant to such testing rules as specified by the Fund (subject to confirmation by BNY Mellon as to its capacity to perform such test).

■	For a Fund that is not a Limited Derivatives User, performance of agreed upon stress testing, pursuant to such testing rules as specified by the Fund (subject to confirmation by BNY Mellon as to its capacity to perform such test).

■	For a Fund that is not a Limited Derivatives User, performance of agreed upon back-testing to assist the Fund in monitoring actual versus expected value-at-risk breaches over time, pursuant to such testing rules as specified by the Fund (subject to confirmation by BNY Mellon as to its capacity to perform such test).

■	Reporting of results of the tests set forth above through a reporting portal. Results may be provided in PDF, XLS or CSV format, or other format utilized by BNY Mellon or agreed between the Fund and BNY Mellon.

○	The Fund must provide reasonable advance notice to BNY Mellon (as determined by BNY Mellon) whether or not a Fund is to be treated as a Limited Derivatives User for purposes of the Rule 18f-4 Services.

○	Performance of the Rule 18f-4 Services is subject to BNY Mellon’s timely receipt of all necessary information related to such services. BNY Mellon shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund’s adviser and entities unaffiliated with BNY Mellon (collectively, for this Section, “Third Parties”) of data required for the provision of the Rule 18f-4 Services, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party and (c) validation of such data provided to it by any Third Party.

○	The Fund represents, warrants and covenants to BNY Mellon that the Fund is and will remain duly licensed as required with respect to any data, indices and benchmarks utilized by BNY Mellon in connection with the Rule 18f-4 Services.

○	BNY Mellon may in its sole discretion, enter into an agreement or agreements with an electronic services provider (“Vendor”) to provide BNY Mellon with the ability to perform Rule 18f-4 Services and shall only be liable for the failure to reasonably select the Vendor. Upon request, BNY Mellon will disclose the identity of the Vendor and the status of the contractual relationship, and a Fund is free to attempt to contract directly with the Vendor for the provision of the Rule 18f-4 Services..

○	For clarity, the Rule 18f-4 Services do not include responsibility for the Fund’s compliance with Rule 18f-4, and the responsibility for compliance with Rule 18f-4 rests solely with the Fund, including without limitation responsibility for compliance with the requirements relating to a Derivatives Risk Manager, for implementation and documentation of the Fund’s derivatives risk management program, for assessing and addressing the information provided by BNY Mellon pursuant to the Rule 18f-4 Services, and for any escalation or reporting obligations to investment management personnel, the Board or the SEC.

○	Information provided by BNY Mellon in connection with the Rule 18f-4 Services is provided only for informational purposes, and in all cases it is the responsibility solely of the Fund to make all determinations regarding treatment of assets under Rule 18f-4. Neither the provision of nor any information provided with respect to the Rule 18f-4 Services is intended to be, nor should it be construed or used as, financial, legal, tax or investment advice, or to be an opinion of the appropriateness or suitability of any investment.

Agreed:

FundVantage Trust		The Bank of New York Mellon

By:	/s/ Joel Weiss	By:	/s/ Kevin Bancroft
Name:	Joel Weiss	Name:	Kevin D. Bancroft
Title:	President	Title:	Director